Exhibit 99.1

NUVERRA ANNOUNCES RESULTS OF SPECIAL MEETING OF STOCKHOLDERS

SCOTTSDALE, Ariz. (May 26, 2016) – Nuverra Environmental Solutions, Inc. (“Nuverra” or the “Company”) (OTCQB: NESC) announced today that the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, to authorize additional shares of common stock in conjunction with the Company’s previously announced comprehensive debt restructuring plan.

The proposal was approved at the Company’s Special Meeting of Stockholders held May 20, 2016, and its approval increases the number of authorized shares of the Company’s common stock, par value $0.001 per share, from 50 million to 350 million shares. The proposal was approved with votes as follows: 16,323,202 votes for, 222,520 votes against and 16,291 votes abstained. Accordingly, the proposal was approved by 52.6% of the 31,052,076 shares of common stock entitled to vote on the proposal and 98.6% of the shares actually voted.

Previously, on April 15, 2016, the Company successfully closed a private exchange offer (the “Exchange Offer”), pursuant to which the Company delivered to tendering holders of its 9.875% Senior Notes Due 2018 (the “2018 Notes”) (i) $327.22 million in aggregate principal amount of the Company’s new 12.5%/10.0% Senior Secured Second-Lien Notes Due 2021 (the “2021 Notes”) to those tendering holders electing to exchange for 2021 Notes and $908,000 in shares of common stock converted at a conversion price per share of $0.32 (the “Conversion Price”) to those tendering holders electing to exchange for common stock and (ii) a pro rata share (based on the aggregate principal amount of the 2018 Notes validly tendered) of penny warrants sufficient to purchase 10% of shares of the common stock. The payment-in-kind interest structure of the 2021 Notes reduces the Company’s senior note-related cash interest expense obligation through April 15, 2018. On the same date, the Company also entered into a new $24.0 million principal amount first-lien term loan due 2021 (the “Term Loan”), providing the Company additional liquidity. As a result, the Company’s annual cash interest payment obligations have been reduced by approximately $17.8 million for the remainder of 2016 and $17.9 million for 2017.

In connection with the Exchange Offer, an entity controlled by Mark D. Johnsrud, Chairman of the Company’s Board of Directors and Chief Executive Officer, agreed to convert approximately $31.4 million in aggregate principal amount of the 2018 Notes owned by that entity to common stock (the “Johnsrud Conversion”), reducing the amount of 2018 Notes outstanding by a corresponding amount. On May 26, 2016, 98,234,375 shares of common stock were issued to such entity at the Conversion Price in connection with the Johnsrud Conversion. Following the Exchange Offer and Johnsrud Conversion, approximately $40.4 million in 2018 Notes remain outstanding. The Johnsrud Conversion had the effect of reducing the Company’s outstanding indebtedness by approximately $31.4 million and eliminating approximately $3.1 million in annualized cash interest expense.

The Company will pursue an equity rights offering (the “Rights Offering”) as the final step of its previously announced comprehensive debt restructuring plan, in which all holders of common stock of the Company will be granted the right to participate. Each stockholder who participates in the Rights Offering will have the right to subscribe for a pro rata share of $5.0 million of common stock exercisable at a 20% discount to the Conversion Price, or $0.256. The Company expects to complete the Rights Offering in mid-2016. Mr. Johnsrud has agreed to backstop the proposed Rights Offering by committing to purchase rights that are not exercised by other shareholders. On the closing date of the Exchange Offer, he deposited $5.0 million in escrow to secure such backstop obligations.

Additional Information

Any items set forth in this press release regarding the Restructuring Support Agreement are subject to the terms of the Restructuring Support Agreement, and in the event of any inconsistency, the terms of the Restructuring Support Agreement should be relied upon.

This press release does not constitute an offer to purchase or sell any securities or the solicitation of an offer to exchange any security, or will there be any purchase, sale or exchange of any securities in any state or other jurisdiction in which such offer, solicitation or sale or exchange would be unlawful prior to the registration or qualification of any such securities or offer under the securities laws of any such state or other jurisdiction.

About Nuverra

Nuverra Environmental Solutions is among the largest companies in the United States dedicated to providing comprehensive, full-cycle environmental solutions to customers in the energy market. Nuverra focuses on the delivery, collection, treatment, recycling, and disposal of restricted solids, water, wastewater, waste fluids and hydrocarbons. The Company provides its suite of environmentally compliant and sustainable solutions to customers who demand stricter environmental compliance and accountability from their service providers. Find additional information about Nuverra in documents filed with the U.S. Securities and Exchange Commission (SEC) at http://www.sec.gov.

Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, those that involve risks and uncertainties, including statements regarding the Exchange Offer, Term Loan, Rights Offering and other transactions contemplated by the Restructuring Support Agreement. These statements relate to future plans, objectives, expectations and intentions and are for illustrative purposes only. These statements may be identified by the use of words such as “believe,” “expect,” “intend,” “plan,” “anticipate,” “likely,” “will,” “could,” “estimate,” “may,” “potential,” “should,” “would,” and similar expressions. There can be no assurance that all or any portion of the aforementioned transactions will be consummated on the terms summarized herein or at all. The forward-looking statements contained, or incorporated by reference, herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission and other factors discussed in the Form 8-K. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s views as of the date of the Form 8-K. The Company undertakes no obligation to update any of the forward-looking statements made in the Form 8-K, whether as a result of new information, future events, changes in expectations or otherwise.

Source: Nuverra Environmental Solutions, Inc.

Liz Merritt, VP-Investor Relations & Communications

480-878-7452

ir@nuverra.com